Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Patrick Waddy
770-441-2051

IMMUCOR ANNOUNCES FISCAL YEAR 2008 REVENUE AND EARNINGS GUIDANCE

CFO TO RESIGN FOR FAMILY REASONS

NORCROSS, GA. (May 31, 2007) – Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today  announced revenue and earnings guidance for the fiscal year ending May 31, 2008.  The company also announced that CFO Patrick Waddy will resign effective August 31, 2007 in order to live full-time with his family in Canada.

The company expects revenues for the fiscal year ending May 31, 2008 to range from $249 million to $257 million. Gross margin is expected to be in the range of 69% to 70%. Net income is expected to be in the range of $66.5 million to $69.5 million. We expect to generate earnings per diluted share in the range of $0.92 to $0.96 for fiscal year 2008. We base our projections on our history of operations, the recurring nature of a significant portion of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

•                  With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the continuing sales of the Galileo instrument in North America and Europe, sales of the Galileo Echo™ which is expected to be launched in the first quarter of fiscal 2008 and the reagent growth associated with these instrument placements.

•                  With respect to the operations of its foreign subsidiaries, the Company has assumed that there will be no significant change in foreign currency exchange rates.

•                  With respect to operating expenses, the Company believes that legal fees will decline by approximately $1.2 million.

•                  With respect to stock based compensation expense, the Company expects an increase of approximately $1.0 million.

Immucor, Inc. will host a conference call June 1, 2007 at 8:30 a.m. (EDT) to review this outlook.  Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Patrick Waddy, Chief Financial Officer; and Edward L. Gallup, consultant. The call will focus on the outlook for fiscal 2008 and general business trends. This press release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. De Chirico, Waddy or Gallup during this call that is not contained in the release.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.”

To participate in the telephone conference call, dial 1-888-324-2874, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on June 1, 2007 by calling 1-800-294-0342.  Beginning June 8, 2007, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

In announcing the resignation of CFO Patrick Waddy, Dr. De Chirico said, “Since Patrick became Interim CFO in August 2005 and then CFO, he has been separated from his family, who remained in Canada while he has commuted back and forth as much as his duties would allow.  Patrick has made significant personal sacrifices to serve as CFO, but he is not in a position to continue these arrangements.  He has added tremendous value as CFO, most importantly in bringing the company into Sarbanes-Oxley compliance during a period of significant growth.  His experience, intelligence and loyalty will be missed.”  The timing of Mr. Waddy’s resignation will allow him to continue to serve as CFO until after the filing of the company’s annual report on Form 10-K.  The company has begun a nationwide search for a new CFO.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents; delays in FDA clearance of the Echo; the failure of the Echo to achieve market acceptance; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims known or unknown; delays in regulatory approvals required to move Houston manufacturing to another

Company facility; other currently unforeseen events that could delay the move; higher than expected closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.